UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT,
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report February 23, 2016

TRINITY CAPITAL CORPORATION
(Exact name of Registrant as specified in its charter)

New Mexico
(State or other jurisdiction of incorporation)

000-50266	85-0242376
(Commission File Number)	(I.R.S. Employer Identification Number)

1200 Trinity Drive, Los Alamos, New Mexico	87544
(Address of principal executive offices)	(Zip Code)

(505) 662-5171
 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 23, 2016, the Board of Directors ("Board") of Trinity Capital Corporation's subsidiary, Los Alamos National Bank ("LANB") appointed Joseph Martony as Chief Risk Officer effective immediately.

Prior to joining LANB, Mr. Martony, 51, served as Executive Vice President & Chief Risk Officer of SKBHC Holdings, LLC, Starbuck Bancshares, Inc., and AmericanWest Bank from 2010 to 2015.  From 2008 to 2009, Mr. Martony served as Executive Vice President – West Region Risk Management & Credit Administration for Mutual of Omaha Bank in Scottsdale, Arizona. From 2006 to 2008, Mr. Martony served as Executive Vice President, Risk Management for First National Bank in Scottsdale, Arizona. Mr. Martony was a National Bank Examiner for the Office of the Comptroller of the Currency from 1987 to 2006.  Mr. Martony received a Bachelor of Science degree from Indiana University.

Mr. Martony does not have a direct or indirect material interest in any transaction with Trinity or LANB required to be disclosed pursuant to item 404(a) of Regulation S-K.  Mr. Martony is not related to any other director or executive officer of Trinity or LANB.

Upon receipt of a favorable response from the Bank's regulator on February 1, 2016, the two-year Employment Period under the employment agreement entered into with Mr. Martony, dated January 11, 2016 (the "Employment Agreement"), commenced.  Under the terms of the Employment Agreement, Mr. Martony's annual cash base salary as Chief Risk Officer will be $230,000, and he will participate in the benefit plans currently available to LANB employees.  Mr. Martony is eligible to receive cash and stock incentives at the discretion of the Board.

The key provisions of the Employment Agreement are qualified in their entirety by reference to the full Employment Agreement, which may be found as Exhibit 10.1 hereto and is incorporated by reference herein.

The Employment Agreement contains non-competition, non-solicitation, non-disparagement and confidentiality provisions, equitable enforcement provisions, and dispute resolution provisions. To the extent that adjustment or recovery is required under applicable securities law or rules imposed under other applicable law, the Employment Agreement with Mr. Martony provides that he will make restitution.

In the event Mr. Martony is terminated during the Employment Period as a result of (i) an Involuntary Termination, or (ii) Employee's voluntary Termination within 30 days following the effective date of a change of control, he will be entitled to a lump sum payment of twelve months' salary (based upon his then-current rate). In addition, Mr. Martony will be entitled to receive a prorated Incentive Bonus for the year of termination assuming target level performance through the date of termination.  All change of control payments are limited in amount to avoid application of an excise tax under Internal Revenue Code Section 280G. Mr. Martony is not entitled to payment of severance upon voluntary termination, termination for cause, termination due to disability or death.

Certain statements contained in the attached press releases that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act.  These forward-looking statements are covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  These statements, which are based on certain assumptions and estimates, describe Trinity's expectations and can generally be identified by the use of the words "may," "will," "should," "could," "estimate," "expect," and similar expressions., These forward-looking statements may include statements relating to Trinity's anticipated financial performance, financial condition and credit quality, as well as any other statements that are not historical facts.

Item 9.01.	Financial Statements and Exhibits
	(d)	Exhibits
		10.1	Employment Agreement dated January 11, 2016 by and between Los Alamos National Bank and Joseph Martony

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRINITY CAPITAL CORPORATION
Dated: February 29, 2016	By:	/s/ John S. Gulas
John S. Gulas Chief Executive Officer and President